PIONEER EQUITY-INCOME FUND


                          Establishment and Designation
                                       of
        Class A Shares, Class B Shares, Class C Shares and Class Y Shares
                            of Beneficial Interest of
                           Pioneer Equity-Income Fund


         The undersigned, being a majority of the Trustees of Pioneer Equity-Income Fund, a Delaware business trust (the "Fund"), acting pursuant to
Article V, Section 1 of the Agreement and Declaration of Trust dated January 8, 1998 of the Fund (the "Declaration"), do hereby divide the shares of beneficial interest of the Fund (the "Shares") to create four classes of Shares of the Fund as follows:

1. The four classes of Shares established and designated hereby are "Class A Shares," "Class B Shares," "Class C Shares" and "Class Y Shares," respectively.

2. Class A Shares, Class B Shares, Class C Shares and Class Y Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

3. The purchase price of Class A Shares, Class B Shares, Class C Shares and Class Y Shares, the method of determining the net asset value of Class A Shares, Class B Shares, Class C Shares and Class Y Shares and the relative dividend rights of holders of Class A Shares, Class B Shares, Class C Shares and Class Y Shares shall be established by the Trustees of the Fund in accordance with the provisions of the Declaration and shall be set forth in the Fund's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

4. The Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued are Class A Shares, Class B Shares, Class C Shares, Class Y Shares, or Shares of any other class of the Fund hereinafter established and designated by the Trustees.


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         IN WITNESS WHEREOF, the undersigned have executed this instrument this
1st day of July, 1998.


-----------------------                 -----------------------
John F. Cogan, Jr.                      Marguerite A. Piret
as Trustee and not individually         as Trustee and not individually
975 Memorial Drive, #802                162 Washington Street
Cambridge, MA  02138                    Belmont, MA  02178


-----------------------                 -----------------------
Mary K. Bush                            David D. Tripple
as Trustee and not individually         as Trustee and not individually
4201 Cathedral Avenue, N.W.             6 Woodbine Road
Washington, DC  20016                   Belmont, MA  02178



-----------------------                 -----------------------
Richard H. Egdahl, M.D.                 Stephen K. West, Esq.
as Trustee and not individually         as Trustee and not individually
Health Policy Institute                 Sullivan & Cromwell
53 Bay State Road                       125 Board Street
Boston, MA  02215                       New York, NY  10004


-----------------------                 -----------------------
Margaret B.W. Graham                    John Winthrop
as Trustee and not individually         as Trustee and not individually
The Keep                                One Adgers Wharf
P.O. Box 110                            Charlestown, SC  29401
Little Deer Isle, ME 04650


-----------------------
John W. Kendrick
as Trustee and not individually
6363 Waterway Drive
Falls Church, VA 22044